Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
OF HERTZ AND DONLEN

The following unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2010 and for the six months ended June 30, 2011 are presented on a pro forma basis to give effect to the completed acquisition as if it had occurred on January 1, 2010.  The following unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented on a pro forma basis to give effect to the completed acquisition as if it had occurred on June 30, 2011.

The following unaudited pro forma condensed combined financial statements, or the “pro forma financial statements,” were derived from publically available financial statements, as well as the accounting records of Donlen, and should be read in conjunction with:

•                                          the consolidated financial statements of Hertz as of and for the year ended December 31, 2010 and the related notes included in Hertz’s Annual Report on Form 10-K for the year ended December 31, 2010;

•                                          the consolidated financial statements of Hertz as of and for the six months ended June 30, 2011 and the related notes included in Hertz’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011; and

•                                          the consolidated financial statements of Donlen as of and for the year ended August 31, 2011 and the related notes included in this Form 8-K/A.

The consolidated financial statements of Hertz and Donlen as of June 30, 2011 and for the six months ended June 30, 2011 and year ended December 31, 2010 have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the completed acquisition, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.  There were no material transactions between Hertz and Donlen during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements have been prepared using the acquisition method of accounting under generally accepted accounting principles in the United States of America (“GAAP”), which are subject to change and interpretation.  Hertz has been treated as the acquirer in the completed acquisition for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet been completed.  Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based upon preliminary information available at the time of the preparation of this Form 8-K/A. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the completed acquisition or the costs to integrate the operations of Hertz and Donlen or the costs necessary to achieve these cost savings and other synergies.  The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Year Ended December 31, 2010

(in thousands of dollars, except per share data)	Hertz	Donlen	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues:
Car rental	$6,355,205	$359,354	$(8,736	)(a)	$6,705,823
Equipment rental	1,069,820	—	—		1,069,820
Other	137,509	—	—		137,509
Total revenues	7,562,534	359,354	(8,736)		7,913,152
Expenses:
Direct operating	4,282,351	18,429	—		4,300,780
Depreciation of revenue earning equipment and lease charges	1,868,147	287,028	—		2,155,175
Selling, general and administrative	664,512	19,181	4,616	(b)	688,309
Interest expense	773,427	6,601	1,651	(c)	781,679
Interest and other income, net	(12,310)		—		(12,310)
Total expenses	7,576,127	331,239	6,267		7,913,633
Income (loss) before income taxes	(13,593)	28,115	(15,003)		(481)
(Provision) for taxes on income	(17,068)	(9,326)	5,851	(d)	(20,543)
Net income (loss)	(30,661)	18,789	(9,152)		(21,024)
Less: Net income attributable to noncontrolling interest	(17,383)	—	—		(17,383)
Net income (loss) attributable to Hertz/Donlen common stockholders	$(48,044)	$18,789	$(9,152)		$(38,407)
Weighted average shares outstanding (in thousands)
Basic	411,941				411,941
Diluted	411,941				411,941
Earnings (loss) per share attributable to Hertz/Donlen common stockholders:
Basic	$(0.12)				$(0.09)
Diluted	$(0.12)				$(0.09)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Six Months Ended June 30, 2011

(in thousands of dollars, except per share data)	Hertz	Donlen	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues:
Car rental	$3,210,138	$200,255	$(2,598	)(a)	$3,407,795
Equipment rental	569,727	—	—		569,727
Other	72,431	—	—		72,431
Total revenues	3,852,296	200,255	(2,598)		4,049,953
Expenses:
Direct operating	2,260,971	10,537	—		2,271,508
Depreciation of revenue earning equipment and lease charges	855,758	159,173	—		1,014,931
Selling, general and administrative	377,812	10,294	2,140	(b)	390,246
Interest expense	362,715	3,627	1,579	(c)	367,921
Interest and other (income) expense, net	59,276	—	—		59,276
Total expenses	3,916,532	183,631	3,719		4,103,882
Income (loss) before income taxes	(64,236)	16,624	(6,317)		(53,929)
(Provision) benefit for taxes on income	(4,621)	(6,646)	2,464	(d)	(8,803)
Net income (loss)	(68,857)	9,978	(3,853)		(62,732)
Less: Net income attributable to noncontrolling interest	(8,760)	—	—		(8,760)
Net income (loss) attributable to Hertz/Donlen common stockholders	$(77,617)	$9,978	$(3,853)		$(71,492)
Weighted average shares outstanding (in thousands)
Basic	415,011				415,011
Diluted	415,011				415,011
Earnings (loss) per share attributable to Hertz/Donlen common stockholders:
Basic	$(0.19)				$(0.17)
Diluted	$(0.19)				$(0.17)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined
Balance Sheet
As of June 30, 2011

(in thousands of dollars)	Hertz	Donlen	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Assets
Cash and cash equivalents	$747,582	$1,602	$(176,724	)(e)	$572,460
Restricted cash and cash equivalents	274,289	—	—		274,289
Receivables, less allowance for doubtful accounts	1,447,170	60,691	—		1,507,861
Inventories, at lower of cost or market	99,999	—	—		99,999
Prepaid expenses and other assets	464,947	7,407	5,725	(f)	478,079
Revenue earning equipment, net
Cars	9,522,694	859,605	238,121	(g)	10,620,420
Other equipment	1,702,659	—	—		1,702,659
Total revenue earning equipment, net	11,225,353	859,605	238,121		12,323,079
Property and equipment, net	1,218,542	5,135	7,909	(h)	1,231,586
Other intangible assets, net	2,522,540	—	75,000	(i)	2,597,540
Goodwill	307,212	—	49,186	(j)	356,398
Total Assets	$18,307,634	$934,440	$199,217		$19,441,291
Liabilities and Equity
Accounts payable	$1,560,856	$30,344	$—		$1,591,200
Accrued liabilities	1,043,938	19,648	214,297	(k)	1,277,883
Accrued taxes	134,397	5	—		134,402
Debt	11,693,593	679,543	85,457	(l)	12,458,593
Public liability and property damage	286,018	—	—		286,018
Deferred taxes on income	1,457,194	72,658	40,544	(m)	1,570,396
Total Liabilities	16,175,996	802,198	340,298		17,318,492
Common Stock	4,164	23	(23	)(n)	4,164
Preferred Stock	—	—	—
Additional paid-in capital	3,203,452	3,153	(3,153	)(o)	3,203,452
Accumulated deficit/retained earnings	(1,187,977)	128,830	(137,669	)(p)	(1,196,816)
Accumulated other comprehensive income	97,262	236	(236	)(q)	97,262
Total Hertz/Donlen equity	2,116,901	132,242	(141,081)		2,108,062
Noncontrolling interest	14,737	—	—		14,737
Total Equity	2,131,638	132,242	(141,081)		2,122,799
Total Liabilities and Equity	$18,307,634	$934,440	$199,217		$19,441,291

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.             Description of Transaction

On September 1, 2011, The Hertz Corporation, a wholly-owned subsidiary of, Hertz Global Holdings, Inc. (“Hertz”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2011, by and among The Hertz Corporation, DNL Merger Corp., an Illinois corporation and wholly-owned subsidiary of The Hertz Corporation (“Sub”), Donlen Corporation, an Illinois corporation (“Donlen”), Gary Rappeport, as Shareholder Representative and Subsidiary Shareholder, and Nancy Liace, as Subsidiary Shareholder, acquired the entire equity interest in Donlen and certain of its affiliates.  The base equity valuation for the transaction was $250.0 million, subject to adjustment either upward or downward based on the net assets of Donlen at closing, including $7.7 million to acquire the controlling interest in a Donlen equity investee (GreenDriver, Inc.) and the non-controlling interest in Donlen’s previously partially owned subsidiaries.  The preliminary purchase price adjustment at closing resulted in a downward adjustment of $2.4 million (resulting in a closing cash payment for equity of $247.6 million) and is subject to further adjustment upon finalization of the Donlen closing date balance sheet.  Additionally, in connection with the acquisition, Donlen’s GN II Variable Funding Note Facility (which is a nonrecourse asset backed securitization financing) remained outstanding and lender commitments thereunder were increased to permit aggregate maximum borrowings of $850.0 million (subject to borrowing base availability).  At September 1, 2011, borrowings under this facility amounted to $765.0 million with a floating interest rate of approximately 1.17%.

2.             Basis of Presentation

The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of Donlen to conform with Hertz’s presentation, primarily related to the allocation of expenses classified as Direct operating versus Selling, general and administrative (SG&A), of which a portion of Donlen’s historical SG&A expenses are presented as Direct operating to align with Hertz’s presentation of similar expenses, as well as the separate presentation of Accounts payable and Accrued liabilities, which Donlen presented on a combined basis.  Additionally, the Donlen financial statements for the year ended August 31, 2011, as presented elsewhere in this Form 8-K/A, did not consolidate the results of Green Driver, Inc., which Donlen owned a noncontrolling interest in.  In connection with the merger, the controlling interest in Green Driver, Inc., was purchased by The Hertz Corporation and contributed to Donlen.  As such, as of the effective time of the merger, Donlen owned a 100% interest in Green Driver, Inc., and for purposes of these pro forma financial statements, Donlen’s financial statements reflect such.  Additionally, since Hertz also acquired the noncontrolling interests in Donlen’s previously partially owned subsidiaries, Donlen’s financial statements do not reflect any such interests.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the date the acquisition was completed.  ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Hertz may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Hertz’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805 acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Hertz and Donlen are estimated to be approximately $3.3 million and $5.5 million respectively.  None of these amounts have been paid in the six months ended June 30, 2011, and therefore, all of these costs for Hertz and Donlen are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings.

3.             Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Hertz in the completed acquisition:

(In thousands)
Book value of net assets acquired at June 30, 2011(a)	$156,066
Adjustments to:
Revenue earning equipment(b)	217,072
Property and equipment(c)	7,909
Identifiable intangible assets(d)	75,000
Accrued liabilities(b)	(217,072)
Taxes(e)	(40,544)
Goodwill(f)	49,186
Estimate of consideration expected to be transferred	$247,617

(a)          The following reconciles the net assets of Donlen at June 30, 2011, to the amount acquired in the completed acquisition:

(In thousands)
Net assets of Donlen at June 30, 2011	$132,242
Elimination of liability associated with Donlen employee stock options (i)	2,775
Elimination of liability associated with deferred income	21,049
$156,066

(i)                                     Option liability was not acquired by Hertz, as all options were cancelled in connection with closing and replaced with the right to receive a portion of the merger consideration.

(b)         As of the acquisition date, revenue earning equipment is required to be measured at fair value.  Primarily all of Donlen’s revenue earning equipment (REE) is subject to operating leases with terminal rental adjustment clauses, in which the lessee is responsible for the gain or loss at lease termination.  As such, Donlen’s carrying value of REE represents the ultimate amount that Donlen is entitled to upon sale of the vehicle.  However, in accordance with ASC 805, we must record the acquisition-date fair value of REE separately from the lease contract.  Furthermore, we must also record an offsetting liability to represent the unfavorable terms of the lease contract.

(c)          Immediately prior to the acquisition date, Donlen had software with a carrying value of $2,989, recorded as part of property and equipment.  Our preliminary valuation of this software resulted in a calculated fair value of $11,000 (with an estimated useful life of 10 years), therefore resulting in an upward adjustment of $8,011.  Additionally, we recorded a downward fair value adjustment of $102 related to owned property.

(d)         As of the acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the pro forma financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

At this time Hertz’s preliminary estimate of the fair value of the identifiable intangible assets and their useful lives have been estimated as follows:

	Estimated Fair Value (In thousands)	Estimated Useful Life
Trade name	$7,000	20 years
Customer relationships	65,000	16 years
Non-compete agreement	3,000	5 years
Total	$75,000

These preliminary estimates of fair value and useful life could be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma financial statements.  The combined effect of any such changes could then also result in a significant increase or decrease to Hertz’s estimate of associated amortization expense.

(e)          At completion of the acquisition, Hertz provided deferred taxes as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles and property and equipment, and the elimination of liabilities associated with deferred income. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(In thousands)
Estimated fair value of identifiable intangible assets to be acquired	$75,000
Estimated fair value adjustment to property and equipment	7,909
Elimination of liabilities associated with deferred income	21,049
Total estimated fair value adjustments	$103,958
Deferred taxes associated with the estimated fair value adjustments at 39%	$40,544

(f)            Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

4.             Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)                                  To reflect the elimination of the recognition of deferred income for items where, as of the acquisition date, there was no future obligation of Donlen to provide products or services associated with the amount reflected on the balance sheet.

(b)                                 To adjust selling, general and administrative expense as follows:

	Year Ended December 31, 2010	Six Months Ended June 30, 2011
	(In thousands)
Amortization expense associated with customer relationship, trade name, software and non-compete agreement intangible assets acquired (see Note 3(c) and 3(d) above)	$5,320	$2,512
Elimination of stock compensation expense associated with cancelled stock option plan	(704)	(372)
Total	$4,616	$2,140

(c)                                  To adjust interest expense as follows:

	Year Ended December 31, 2010	Six Months Ended June 30, 2011
	(In thousands)
Interest expense and amortization of deferred financing costs associated with $765 million of new debt immediately subsequent to the acquisition	$12,606	$6,303
Elimination of interest expense and amortization of deferred financing costs associated with debt extinguished immediately subsequent to the acquisition	(10,955)	(4,724)
Total	$1,651	$1,579

(d)                                 Hertz has generally assumed a 39% tax rate when estimating the tax impacts of the acquisition, representing the statutory tax rate for Hertz. The effective tax rate of the combined company is not expected to be significantly different.

(e)                                  To adjust cash and cash equivalents, as follows:

(In thousands)
Offer consideration (see Note 1)	$(247,617)
Incremental amount of debt recognized immediately subsequent to the acquisition	85,457
Estimate of future acquisition-related transaction costs	(8,839)
Deferred debt costs associated with debt recognized immediately subsequent to the acquisition	(5,725)
Total	$(176,724)

(f)                                    To adjust prepaid expense and other assets for deferred debt costs associated with debt recognized immediately subsequent to the acquisition.

(g)           To adjust revenue earning equipment, as follows:

(In thousands)
Fair value adjustment to revenue earning equipment with no residual risk (i)	$217,072
Eliminate liability balance of deferred income items that were presented on a net basis with REE	21,049
Total	$238,121

(i)            Primarily all of Donlen’s revenue earning equipment (REE) is subject to operating leases with terminal rental adjustment clauses, in which the lessee is responsible for the gain or loss at lease termination.  As such, Donlen’s carrying value of REE represents the ultimate amount that Donlen is entitled to upon sale of the vehicle.  However, in accordance with ASC 805, we must record the acquisition-date fair value of REE separately from the lease contract.  Furthermore, we must also record an offsetting liability to represent the unfavorable terms of the lease contract.

(h)           To record fair value adjustment related to software and owned property (see Note 3(c)).

(i)            To record intangible assets acquired (see Note 3(d)).

(j)            To record an estimate of acquisition date goodwill (see Note 3(f)).

(k)           To record fair value of liability associated with unfavorable terms of lease contracts of $217,072 (see Note 4(g)(i)) and the elimination of liability associated with Donlen’s stock option plan of $2,775.

(l)            To reflect the incremental amount of debt immediately subsequent to the acquisition.

(m)          To adjust deferred taxes on income associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 39% (see Note 3(e)).

(n)           To eliminate Donlen’s common stock, at par.

(o)           To eliminate Donlen’s additional paid-in-capital.

(p)           To eliminate Donlen’s retained earnings, and to record estimated non-recurring costs of Hertz and Donlen for advisory, legal, regulatory and valuation costs, as follows:

(In thousands)
Eliminate Donlen’s retained earnings	$(128,830)
Estimated remaining offer related transaction costs assumed to be non-recurring	(8,839)
Total	$(137,669)

(q)           To eliminate Donlen’s accumulated other comprehensive income.